EXECUTION COPY
SWAP ADMINISTRATION AGREEMENT
          This Swap Administration Agreement, dated as of November 3, 2006 (this “Agreement”), among Wells Fargo Bank N.A., a national banking association (“Wells Fargo”), as swap administrator (in such capacity, the “Swap Administrator”), Wells Fargo, not in its individual capacity but solely as trust administrator for Fremont Home Loan Trust 2006-D, Mortgage Backed Certificates, Series 2006-D (in such capacity, the “Trust Administrator”) and HSBC Bank USA, National Association, as trustee for Fremont Home Loan Trust 2006-D, Mortgage Backed Certificates, Series 2006-D (“Trustee”).
          WHEREAS, the Trust Administrator is party to an Interest Rate Swap Agreement (the “Swap Agreement”), a copy of which is attached hereto as Exhibit A, between Wells Fargo, not individually, but solely as Trust Administrator on behalf of the Fremont Home Loan Trust 2006-D, Mortgage Backed Certificates, Series 2006-D and Deutsche Bank AG, New York Branch, as counterparty (together with its successors in interest, the “Swap Provider”);
          WHEREAS, the Trustee, pursuant to the Pooling and Servicing Agreement, dated as of November 1, 2006, among Fremont Mortgage Securities Corporation, Fremont Investment & Loan (“Fremont”), as sponsor, originator and servicer, Wells Fargo, as master servicer, swap administrator and trust administrator, and the Trustee (the “Pooling and Servicing Agreement”), assigns all of its right, title and interest to receive Net Swap Payments (as defined in the Pooling and Servicing Agreement) pursuant to the Swap Agreement to the Swap Administrator;
          WHEREAS, the Trustee has specified the Swap Account as the account to receive the Net Swap Payments; and
          WHEREAS; the Trustee desires to appoint the Swap Administrator, and the Swap Administrator desires to accept such appointment, to distribute funds received from the Swap Providers as provided herein.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
     1. Definitions.
     Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement or in the related Indenture, as the case may be, as in effect on the date hereof.
     2. Swap Administrator.
     (a) The Trustee hereby appoints the Swap Administrator to receive all funds paid by the Swap Providers under the Swap Agreement (including any Swap Termination Payments) and the Swap Administrator hereby agrees to receive such amounts and to distribute on each Distribution Date such amounts in the following order of priority:

          (i) first, to the Trust Administrator for deposit into the Swap Account, an amount equal to the sum of the following amounts, if any, remaining outstanding after distribution of the Excess Cashflow for such Distribution Date: (A) Current Interest or Unpaid Interest Shortfall Amounts, (B) Net WAC Rate Carryover Amounts; (C) Overcollateralization Deficiency amounts; and (D) Allocated Realized Loss Amounts;
          (ii) second, to Wells Fargo, as the indenture trustee of the NIM Trust, if any, as and to the extent designated in writing by Fremont to the Swap Administrator, and
          (iii) third, to holder(s) of the Class C Certificates, or to such other Person as designated in writing by such holder(s) to the Swap Administrator from time to time.
     (b) On or before the second Business Day prior to each LIBOR Determination Date, the Swap Administrator shall make available to each Swap Provider and the Servicer the aggregate Certificate Principal Balance of the Senior Certificates and the Subordinate Certificates, as of such date.
     3. Swap Administration Account.
     (a) The Swap Administrator shall segregate and hold all funds received pursuant to the Swap Agreement (including any Swap Termination Payments) separate and apart from any of its own funds and general assets and shall establish and maintain in the name of the Swap Administrator one or more segregated accounts (such account or accounts, the “Swap Administration Account”), which may be a subaccount of the Swap Account, held in trust for the benefit of the Trustee and the parties to this Agreement. All amounts on deposit in the Swap Administration Account shall remain uninvested unless the Swap Administrator receives instructions to the contrary from Fremont. The Swap Administrator hereby agrees that it holds and shall hold the Swap Administration Account and all amounts deposited therein in trust for the exclusive use and benefit of the Trustee as their interests may appear.
     (b) With respect to the Swap Agreement and notwithstanding anything contained herein, in the event that a replacement swap agreement cannot be obtained within thirty (30) days after receipt by the Swap Administrator of a Swap Termination Payment paid by a terminated Swap Provider, the Swap Administrator shall deposit such Swap Termination Payment into a separate, non-interest bearing account established by the Swap Administrator and the Swap Administrator shall, on each Distribution Date following receipt of such Swap Termination Payment (unless a replacement swap agreement has been entered into) withdraw from such account, an amount equal to the Net Swap Payment, if any, that would have been paid to the Trust by the original Swap Provider (computed in accordance with Section 2 of the original Swap Agreement) and distribute such amount in accordance with Section 2(a) of this Agreement. On the Distribution Date immediately after the termination date of an original Swap Agreement, the Swap Administrator shall withdraw any funds remaining in the related account and distribute such amount in accordance with Section 2(a)(iii) of this Agreement.

     4. Representations and Warranties of the Swap Administrator. Wells Fargo represents and warrants as follows:
     (a) Wells Fargo is duly organized and validly existing national banking association under the laws of the United States and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations as Swap Administrator hereunder.
     (b) The execution, delivery and performance of this Agreement by Wells Fargo as Swap Administrator has been duly authorized by Wells Fargo.
     (c) This Agreement has been duly executed and delivered by Wells Fargo as Swap Administrator and is enforceable against Wells Fargo in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).
     (d) No consent of any Person and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental instrumentality is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement by Wells Fargo as Swap Administrator.
     (e) The execution, delivery and performance of this Agreement by Wells Fargo as Swap Administrator does not conflict with or result in a violation of (i) any law or regulation applicable to Wells Fargo, (ii) Wells Fargo’s charter or (iii) any other agreement or instrument to which Wells Fargo is a party or by which its assets are bound.
     (f) There is no litigation pending or threatened against Wells Fargo that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Swap Administrator to perform any of its other obligations hereunder in accordance with the terms hereof.
     5. Certain Matters Relating to the Swap Administrator.
     (a) The rights, duties and liabilities of the Swap Administrator in respect of this Agreement shall be as follows:
          (i) The Swap Administrator shall have the full power and authority that it may deem advisable in order to enforce the provisions of this Agreement that it may deem advisable in order to enforce the provisions hereof. The Swap Administrator shall not be answerable or accountable except for its own bad faith, willful misconduct or negligence. The Swap Administrator shall not be required to take any action to exercise or enforce any of its rights or powers hereunder which, in the opinion of the Swap Administrator, shall be likely to involve expense or liability to the Swap Administrator, unless the Swap Administrator shall have received an agreement satisfactory to it in its sole discretion to indemnify it against such liability and expense.

          (ii) The Swap Administrator shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of any party hereto or otherwise as provided herein, relating to the time, method and place of conducting any proceeding for any remedy available to the Swap Administrator under this Agreement.
          (iii) The Swap Administrator may perform any duties hereunder either directly or by or through agents or attorneys of the Swap Administrator. The Swap Administrator shall not be liable for the acts or omissions of its agents or attorneys so long as the Swap Administrator chose such Persons with due care.
     (b) The Swap Administrator shall be entitled to the same rights, protections and indemnities afforded to the Trustee and Trust Administrator under the Pooling and Servicing Agreement, as if specifically set forth herein with respect to the Swap Administrator.
     6. Replacement of Swap Administrator.
          Any corporation, bank, trust company or association into which the Swap Administrator may be merged or converted or with which it may be consolidated, or any corporation, bank, trust company or association resulting from any merger, conversion or consolidation to which the Swap Administrator shall be a party, or any corporation, bank trust company or association succeeding to all or substantially all the corporate trust business of the Swap Administrator, shall be the successor of the Swap Administrator hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, except to the extent that assumption of its duties and obligations, as such, is not effected by operation of law.
          No resignation or removal of the Swap Administrator and no appointment of a successor Swap Administrator shall become effective until the appointment by Fremont of a successor swap administrator. Any successor swap administrator shall execute such documents or instruments necessary or appropriate to vest in and confirm to such successor swap administrator all such rights and powers conferred by this Agreement.
          The Swap Administrator may resign at any time by giving written notice thereof to the other parties thereto. If a successor swap administrator shall not have accepted the appointment hereunder within thirty (30) days after the giving by the resigning Swap Administrator of such notice of resignation, the resigning Swap Administrator may petition any court of competent jurisdiction for the appointment of a successor swap administrator.
          In the event of a resignation or removal of the Swap Administrator, Fremont shall promptly appoint a success Swap Administrator.
     7. Miscellaneous.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     (b) Any action or proceeding against any of the parties hereto relating in any way to this Agreement may be brought and enforced in the courts of the State of New York sitting in the borough of Manhattan or of the United States District Court for the Southern District of New York and the Swap Administrator irrevocably submits to the jurisdiction of each such court in respect of any such action or proceeding. The Swap Administrator waives, to the fullest extent permitted by law, any right to remove any such action or proceeding by reason of improper venue or inconvenient forum.
     (c) This Agreement may be amended, supplemented or modified in writing by the parties hereto.
     (d) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all such counterparts taken together shall be deemed to constitute one and the same instrument.
     (e) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (f) The representations and warranties made by the parties to this Agreement shall survive the execution and delivery of this Agreement. No act or omission on the part of any party hereto shall constitute a waiver of any such representation or warranty
     (g) The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.
     8. Nonpetition.
          Notwithstanding any prior termination of this Agreement, each of the Swap Administrator, the Trust Administrator and the Trustee agrees that it shall not acquiesce, petition or otherwise invoke or cause Fremont Home Loan Trust 2006-D (the “Trust”) to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Trust under any federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust or any substantial part of the property of the Trust, or ordering the winding up or liquidation of the affairs of the Trust.
     9. Third Party Beneficiaries.
          Fremont, the indenture trustee under the NIM Trust, if any, and the NIM Insurer, if any, shall each be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto, and shall have the right to enforce the provisions of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

WELLS FARGO BANK, N.A., as Swap Administrator and, not in its individual capacity but solely as Trust Administrator
By:
Name:	Graham Oglesby
Title:	Assistant Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee for the Fremont Home Loan Trust 2006-D
By:
Name:	Elena Zheng
Title:	Assistant Vice President

(Signature Page to Swap Administration Agreement — Fremont 2006-D)

EXHIBIT A
SWAP AGREEMENT

DATE:	November 3, 2006

TO:	WELLS FARGO BANK, N.A., NOT INDIVIDUALLY, BUT SOLELY AS THE TRUST ADMINISTRATOR ON BEHALF OF FREMONT HOME LOAN TRUST, SERIES 2006-D
ATTENTION:	Client Manager — Fremont 2006-D
TELEPHONE:	410-884-2000
FACSIMILE:	410-715-2380

SUBJECT:	Interest Rate Swap Transaction

REFERENCE NUMBER:	N525157N
The purpose of this letter agreement (“Agreement”) is to confirm the terms and conditions of the current Transaction entered into on the Trade Date specified below (the “Transaction”) between Deutsche Bank AG, New York Branch (the “Swap Provider” or “Party A”) and Wells Fargo Bank, N.A., not individually, but solely as the Trust Administrator on behalf of Fremont Home Loan Trust, Series 2006-D (“Party B”) created under the Pooling and Servicing Agreement, dated as of November 1, 2006, among Fremont Mortgage Securities Corporation (the “Depositor”), Fremont Investment & Loan (the “Servicer”), Wells Fargo Bank, National Association (as the “Master Servicer”, “Trust Administrator”, and “Swap Administrator”), and HSBC Bank USA, National Association (the “Trustee”) (the “Pooling and Servicing Agreement”). This Agreement, which evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below, constitutes a “Confirmation” as referred to in the “ISDA Form Master Agreement” (as defined below), as well as a “Schedule” as referred to in the ISDA Form Master Agreement.
1.	This Agreement is subject to the 2000 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Any reference to a “Swap Transaction” in the Definitions is deemed to be a reference to a “Transaction” for purposes of this Agreement, and any reference to a “Transaction” in this Agreement is deemed to be a reference to a “Swap Transaction” for purposes of the Definitions. You and we have agreed to enter into this Agreement in lieu of negotiating a Schedule to the 1992 ISDA Master Agreement (Multicurrency—Cross Border) form (the “ISDA Form Master Agreement”) but, rather, an ISDA Form Master Agreement shall be deemed to have been executed by you and us on the date we entered into the Transaction, and this Agreement shall form part of, supplement and be subject to such ISDA Form Master Agreement. For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Form Master Agreement. Each term capitalized but not defined herein or in the Definitions shall have the meaning assigned thereto in the Pooling and Servicing Agreement. Each reference to a “Section” (unless specifically referencing the Pooling and Servicing Agreement) or to a “Section” “of this Agreement” will be construed as a reference to a Section of the ISDA Form Master Agreement, and each reference to a “Part” will be construed as a reference to the provisions herein deemed incorporated in a Schedule to the ISDA Form Master Agreement.

In the event of any inconsistency between any of the following documents, the relevant document first listed below shall govern: (i) a Confirmation; (ii) the Schedule and Paragraph 13 of an ISDA Credit Support Annex (as applicable); (iii) the ISDA Definitions; and (iv) the ISDA Form Master Agreement and ISDA Credit Support Annex (as applicable).

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Interest Rate Swap

Notional Amount:	With respect to each Calculation Period, the lesser of (i) the Calculation Amount for such Calculation Period as set out in the Schedule I attached hereto and (ii) the product of (a) a ratio, the numerator of which is 1 and the denominator of which is 250 and (b) the aggregate outstanding principal balance of the Senior Certificates and Subordinate Certificates immediately preceding the Distribution Date which occurs in the calendar month of the

Floating Rate Payer Payment Date for such Calculation Period (determined for this purpose without regard to any adjustment of the Floating Rate Payer Payment Date or Distribution Date relating to business days).

Trade Date:	October 23, 2006

Effective Date:	December 25, 2006

Termination Date:	The earlier of (i) the date on which the Notional Amount is zero and (ii) November 25, 2012, subject to adjustment in accordance with the Business Day Convention; provided, however that the final Fixed Rate Payer Period End Date shall be subject to No Adjustment.

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer
Period End Dates:	The 25th calendar day of each month during the Term of this Transaction, commencing January 25, 2007, and ending on the Termination Date, with No Adjustment.

Fixed Rate Payer
Payment Dates:	Early Payment shall be applicable. For each Calculation Period, the Fixed Rate Payer Payment Date shall be the first Business Day prior to the related Fixed Rate Payer Period End Date.

Fixed Rate:	5.30% per annum

Fixed Amount:	To be determined in accordance with the following formula:

250*Fixed Rate*Notional Amount*Fixed Rate Day Count Fraction

Fixed Rate Day
Count Fraction:	30/360

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer
Period End Dates:	The 25th calendar day of each month during the Term of this Transaction, commencing January 25, 2007, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Payer
Payment Dates:	Early Payment shall be applicable. For each Calculation Period, the Floating Rate Payer Payment Date shall be the first Business Day prior to the related Floating Rate Payer Period End Date.

Floating Rate Option:	USD-LIBOR-BBA

Floating Amount:	To be determined in accordance with the following formula:

250*Floating Rate Option*Notional Amount*Floating Rate Day Count Fraction

Designated Maturity:	One month

Floating Rate Day
Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period.

Compounding:	Inapplicable

Business Days:	New York, Maryland, California

Business Day Convention:	Following

Calculation Agent:	Party A
3.	Provisions Deemed Incorporated in a Schedule to the Master Agreement:
Part 1. Termination Provisions.
For the purposes of this Agreement:-
(a)	“Specified Entity” is not applicable to Party A or Party B for any purpose.

(b)	“Specified Transaction” is not applicable to Party A or Party B for any purpose, and, accordingly, Section 5(a)(v) shall not apply to Party A or Party B.

(c)	Events of Default:
(i)	The “Breach of Agreement” provision of Section 5(a)(ii) will not apply to Party A or Party B.

(ii)	The “Credit Support Default” provisions of Section 5(a)(iii) will apply to Party A (if Party A posts collateral or provides a guarantee or other contingent agreement pursuant to Part 5(h) below) and will not apply to Party B.

(iii)	The “Misrepresentation” provisions of Section 5(a)(iv) will not apply to Party A or Party B.

(iv)	The “Cross Default” provisions of Section 5(a)(vi) will not apply to Party A or to Party B.

(v)	The “Bankruptcy” provision of Section 5(a)(vii)(2) will not apply to Party B.

(vi)	The “Merger Without Assumption” provisions of Section 5(a)(viii) will not apply to Party B.
(d)	Termination Events:
(i)	The “Tax Event upon Merger” provisions of Section 5(b)(iii) will apply to Party A and will not apply to Party B; provided for clarification that Party B may be a Burdened Party for purpose of this provision.

(ii)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A or Party B.
(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A or to Party B.

(f)	Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:

(i)	Market Quotation will apply.

(ii)	The Second Method will apply.
(g)	“Termination Currency” means United States Dollars.

(h)	Additional Termination Events. Additional Termination Events will apply as provided in Part 5(h).

Part 2. Tax Representations.
(a)	Payer Representations. For the purpose of Section 3(e) of this Agreement, each of Party A and Party B makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on:
(i)	the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)	the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)	the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.
(b)	Payee Representations. For the purpose of Section 3(f) of this Agreement:
(i)	Party A makes the following representation(s):

DBAG represents that it is a “foreign person” within the meaning of the applicable U.S. Treasury Regulations concerning information reporting and backup withholding tax (as in effect on January 1, 2001), unless DBAG provides written notice to Counterparty that it is no longer a foreign person. In respect of this Transaction it enters into through an office or discretionary agent in the United States or which otherwise is allocated for United States federal income tax purposes to such United States trade or business, each payment received or to be received by it under such Transaction will be effectively connected with its conduct of a trade or business in the United States.

(ii)	Party B makes the following representation(s):

Party B represents that it is the Trust Administrator, not in its individual capacity, but solely as Trust Administrator for Fremont Home Loan Trust 2006-D, Mortgage-Backed Certificates, Series 2006-D under the Pooling and Servicing Agreement

Part 3. Agreement to Deliver Documents.
(a)	For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to	Form/Document/	Date by which to
deliver document	Certificate	be delivered
Party A and Party B	Any form or document required or reasonably requested to allow the other party to make payments under the Agreement without any deduction or withholding for or on account of any Tax, or with such deduction or withholding at a reduced rate.	Promptly upon reasonable demand by the other party.

(b)	For the purpose of Section 4(a)(ii), other documents to be delivered (unless otherwise publicly available) are:

Party required			Covered by
to deliver	Form/Document/	Date by which to	Section 3(d)
document	Certificate	be delivered	Representation
Party A and Party B	Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver this Agreement, any Confirmation, and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under this Agreement, such Confirmation and/or Credit Support Document, as the case may be	Upon the execution and delivery of this Agreement	Yes

Party A and Party B	A certificate of an authorized officer of the party, as to the incumbency and authority of the respective officers of the party signing this Agreement, any relevant Credit Support Document, or any Confirmation, as the case may be	Upon the execution and delivery of this Agreement	Yes

Party A	Annual Report of Party A containing consolidated financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such party is organized	Promptly after request by Party B	Yes

Party A	Quarterly Financial Statements of Party A Corporation containing unaudited, consolidated financial statements of such party’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which such party is organized	Promptly after request by Party B	Yes

Party A	Opinions of counsel of Party A reasonably satisfactory to Party B.	Concurrently with the execution and delivery of the Confirmation.	No

Party B	Opinions of counsel of Party B reasonably satisfactory to Party A.	Concurrently with the execution and delivery of the Confirmation.	No

Party B	An executed copy of the Pooling and Servicing Agreement.	Within 30 days after the date of this Agreement.	No

Part 4. Miscellaneous.
(a)	Address for Notices: For the purposes of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Address:	60 Wall Street
New York, NY 10005
Attention:	Fixed Income Derivatives
Facsimile:	212-250-7760

(For all purposes)
       Address for notices or communications to Party B:

Address:	Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, MD 21045
Attention:	Client Manager — Fremont 2006-D
Facsimile:	410-715-2380
Phone:	410-884-2000
       (For all purposes)
(b)	Process Agent. For the purpose of Section 13(c):

Party A appoints as its
Process Agent:	Not Applicable

Party B appoints as its
Process Agent:	Not Applicable
(c)	Offices. With respect to Party A, the provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is not a Multibranch Party.

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party A, provided, however, that if an Event of Default shall have occurred with respect to Party A, Party B shall have the right to appoint as Calculation Agent a third party, reasonably acceptable to Party A, the cost for which shall be borne by Party A.

(f)	Credit Support Document.

Party A:	None or, in that event that Party A posts collateral under a Credit Support Annex or provides a guarantee or other contingent agreement pursuant to Part 5(i) below, such Credit Support Annex or guarantee or other contingent agreement.

Party B:	None
(g)	Credit Support Provider.

Party A:	None or, in that event that Party A provides a guarantee or other contingent agreement pursuant to Part 5(i) below, such guarantor or other provider of credit support.

Party B:	None

(h)	Governing Law. The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole, without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)	Netting of Payments. The parties agree that subparagraph (ii) of Section 2(c) of the ISDA Form Master Agreement will apply to any Transaction.

(j)	“Affiliate.” Party B shall be deemed to have no Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii).

(k)	Jurisdiction. Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word “non-”, (ii) deleting “; and” from the end of subparagraph 1 and inserting “.” at the end of such provision, and (iii) deleting the final paragraph thereof.

Part 5. Others Provisions.
(a)	Amendments to ISDA Form Master Agreement.
(i)	Section 3 of the ISDA Form Master Agreement is hereby amended by adding at the end thereof the following subsection (g):
“(g)	Relationship Between Parties.

Each party represents to the other party on each date when it enters into a Transaction that:—
(1)	Nonreliance. (i) It is not relying on any statement or representation of the other party regarding the Transaction (whether written or oral), other than the representations expressly made in this Agreement or the Confirmation in respect of that Transaction and (ii) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party.

(2)	Evaluation and Understanding. (i) It has the capacity to evaluate (internally or through independent professional advice) the Transaction and has made its own decision subject to Section 6(n) of this Agreement to enter into the Transaction and (ii) It understands the terms, conditions and risks of the Transaction and is willing and able to accept those terms and conditions and to assume those risks, financially and otherwise.

(3)	Purpose. It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4)	Status of Parties. The other party is not acting as an agent, fiduciary or advisor for it in respect of the Transaction.

(5)	Eligible Contract Participant. It is an “eligible swap participant” as such term is defined in, Section 35.1(b)(2) of the regulations (17 C.F.R. 35) promulgated under, and an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.”
(ii)	Section 5(a)(i) of the ISDA Form Master Agreement is hereby amended by replacing the word “third” with the word “first” in the third line thereof.
(b)	Set-Off. The provisions for Set-off set forth in Section 6(e) of the ISDA Form Master Agreement shall not apply for purposes of this Transaction. Notwithstanding any provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements.
(c)	Consent to Recording. Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.
(d)	Waiver of Jury Trial. Each party waives any right it may have to a trial by jury in respect of any Proceedings relating to this Agreement or any Credit Support Document.
(e)	Non-Recourse. Notwithstanding any provision herein or in the ISDA Form Master Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Swap Account and the proceeds thereof, in accordance with the priority of payments and other terms of the Pooling and Servicing Agreement. In the event that the Swap Account and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of the Swap Account and the proceeds thereof, any claims against or obligations of Party B under the ISDA Form Master Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive. The Trust Administrator shall not have liability for any failure or delay in making a payment hereunder to Party A due to any failure or delay in receiving amounts in the Swap Account from the Trust created pursuant to the Pooling and Servicing Agreement.

(f)	Transfer, Amendment and Assignment. No transfer, amendment or assignment of this Agreement shall be permitted by either party unless Moody’s, S&P, Fitch, and DBRS have been provided prior notice of the same and confirms in writing (including by facsimile transmission) that it will not downgrade, withdraw or otherwise modify its then-current ratings of any Certificates or Notes.

(g)	Gross Up. Section 2(d)(i)(4) shall not apply to Party B as X, and Section 2(d)(ii) shall not apply to Party B as Y, such that Party B shall not be required to pay any additional amounts referred to therein.

(h)	Additional Termination Events. The following Additional Termination Events will apply:
(i)	If a Rating Agency Downgrade has occurred and Party A has not complied with Part 5(i) below, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(ii)	If, upon the occurrence of a Swap Disclosure Event (as defined in Part 5(j) below) Party A has not, within 10 calendar days after such Swap Disclosure Event complied with any of the provisions set forth in clause (iii) of Part 5(n) below, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(iii)	If, at any time, the Servicer or the Nim Insurer, as applicable, purchases the Mortgage Loans (and REO Properties) pursuant to Section 9.01 of the Pooling and Servicing Agreement, then an Additional Termination Event shall have occurred and Party B shall be the sole Affected Party with respect thereto; provided, however, that notwithstanding Section 6(b)(iv) of the ISDA Form Master Agreement, both Party A and Party B shall have the right to designate an Early Termination Date in respect of this Additional Termination Event; provided, further, that such Early Termination Date shall be on the final Distribution Date. If such an Additional Termination Event occurs then, for purposes of calculating payments on Early Termination pursuant to Section 6(e), the definition of Notional Amount in the Confirmation shall be deleted in its entirety and replaced with the following:

“With respect to each Calculation Period, the product of (i) Calculation Amount as set forth in Schedule A attached hereto multiplied by (ii) 250.”

(iv)	If, without the prior written consent of Party A where such consent is required under the Pooling and Servicing Agreement (such consent not to be unreasonably withheld), an amendment is made to the Pooling and Servicing Agreement which amendment could reasonably be expected to have a material adverse effect on the interests of Party A under this Agreement, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.
(i)	Rating Agency Downgrade. In the event that (i) Party A’s short-term unsecured and unsubordinated debt rating is reduced below “A-1” by S&P, or, in the event that Party A does not have a short-term rating from S&P, if Party A’s long-term unsecured and unsubordinated debt rating is reduced below “A+” by S&P, (ii) Party A’s long-term unsecured and unsubordinated debt rating is reduced below “A1” by Moody’s or its short-term unsecured and unsubordinated debt rating is reduced below “P1” by Moody’s, or, in the event that Party A does not have a short-term rating from Moody’s, if Party A’s long-term unsecured and unsubordinated debt rating is reduced below “Aa3” by Moody’s or (iii) Party A’s long-term unsecured and unsubordinated debt rating is withdrawn or reduced below “A” by Fitch or its short-term unsecured and unsubordinated debt rating is withdrawn or reduced below “F1” by Fitch (and together with S&P, Moody’s, and DBRS the “Swap Rating Agencies” and such rating thresholds, “Approved Rating Thresholds” and any such reduction below the

Approved Rating Thresholds, a “Collateral Rating Downgrade Event”), then within 30 days after such rating withdrawal or downgrade (unless, within 30 days after such withdrawal or downgrade, each such Swap Rating Agency, as applicable, has reconfirmed the rating of the Mortgage-Backed Certificates, Series 2006-D (the “Certificates”) and any notes backed by the Certificates (the “Notes”), which was in effect immediately prior to such withdrawal or downgrade), Party A shall, at its own expense, subject to the Rating Agency Condition, either (i) seek another entity to replace Party A as party to this Agreement that meets or exceeds the Approved Rating Thresholds on terms substantially similar to this Agreement, (ii) obtain a guaranty of, or a contingent agreement of another person with the Approved Rating Thresholds, to honor, Party A’s obligations under this Agreement, or (iii) post collateral which will be sufficient to restore the immediately prior ratings of the Certificates and any Notes. In the event that Party A’s long-term unsecured and unsubordinated debt rating is withdrawn or reduced below “BBB-” by S&P (a “Required Rating Downgrade Event”), then within 10 Business Days after such rating withdrawal or downgrade, Party A shall, subject to the Rating Agency Condition and at its own expense, either (i) secure another entity to replace Party A as party to this Agreement that meets or exceeds the Approved Rating Thresholds on terms substantially similar to this Agreement or (ii) obtain a guaranty of, or a contingent agreement of another person with the Approved Rating Thresholds, to honor, Party A’s obligations under this Agreement. For purposes of this provision, “Rating Agency Condition” means, with respect to any particular proposed act or omission to act hereunder that the party acting or failing to act must consult with each of the Swap Rating Agencies then providing a rating of the Certificates and any Notes and receive from each of the Swap Rating Agencies a prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes. For purposes of this Agreement, the occurrence of either a Collateral Rating Downgrade Event or a Required Rating Downgrade Event may be referred to as a rating agency downgrade (a “Rating Agency Downgrade”).
(j)	Compliance with Regulation AB.
(i)	Party A agrees and acknowledges that the Depositor may be required under Regulation AB, as defined in the Pooling and Servicing Agreement, to disclose certain financial information regarding Party A or its group of affiliated entities, if applicable, depending on the aggregate “significance percentage” of this Agreement and any other derivative contracts between Party A or its group of affiliated entities, if applicable, and Party B, as calculated from time to time in accordance with Item 1115 of Regulation AB.

(ii)	It shall be a swap disclosure event (“Swap Disclosure Event”) if, on any Business Day after the date hereof for so long as the Issuing Entity is required to file periodic reports under the Exchange Act with respect to the Certificates, Party B or the Depositor requests from Party A the applicable financial information described in Item 1115(b) of Regulation AB (such request to be based on a reasonable determination by the Depositor, based on “significance estimates” made in substantially the same manner as that used in the Sponsor’s internal risk management process in respect of similar instruments and furnished by the Sponsor to the Depositor, or if the Sponsor does not furnish such significance estimates to the Depositor, based on a determination of such significance estimates by the Depositor in a manner that it deems reasonable) (the “Swap Financial Disclosure”).

(iii)	Upon the occurrence of a Swap Disclosure Event, Party A, at its own expense, shall either (1)(a) either (i) provide to the Depositor the current Swap Financial Disclosure in an EDGAR-compatible format (for example, such information may be provided in Microsoft Word® or Microsoft Excel® format but not in .pdf format) or (ii) provide written consent to the Depositor to incorporation by reference of such current Swap Financial Disclosure that are filed with the Securities and Exchange Commission in the Exchange Act Reports of the Depositor, (b) if applicable, cause its outside accounting firm to provide its consent to filing or incorporation by reference in the Exchange Act Reports of the Depositor of such accounting firm’s report relating to their audits of such current Swap Financial Disclosure, and (c) provide to the Depositor any updated Swap Financial Disclosure with respect to Party A or any entity that consolidates Party A within five days of the release of any such updated Swap Financial Disclosure; (2) secure another entity to replace Party A as party to this Agreement on terms substantially similar to this Agreement, which entity (or a guarantor therefor) meets or exceeds the Approved Rating Thresholds and which entity complies with the requirements of Item 1115 of Regulation AB and clause (1) above, or (3) obtain a guaranty of Party A’s obligations under this Agreement from an affiliate of Party A that complies with the financial information disclosure requirements of Item 1115 of Regulation AB, and cause such affiliate to provide Swap Financial Disclosure and any future Swap Financial Disclosure and other information pursuant to clause (1), such that disclosure provided in respect of such affiliate will satisfy any disclosure requirements applicable to the Swap Provider.
(iv)	Party A agrees that, in the event that Party A provides Swap Financial Disclosure to the Depositor in accordance with clause (iii)(1) above or causes its affiliate to provide Swap Financial Disclosure to the Depositor in accordance with clause (iii)(3) above, it will indemnify and hold harmless the Depositor, its respective directors or officers and any person controlling the Depositor, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in such Swap Financial Disclosure or caused by any omission or alleged omission to state in such Swap Financial Disclosure a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(v)	Depositor shall be an express third party beneficiary of this Agreement as if a party hereto to the extent of Depositor’s rights explicitly specified herein.
(k)	Proceedings. Party A shall not institute against, or cause any other person to institute against, or join any other person in instituting against Party B or the trust formed pursuant to the Pooling and Servicing Agreement, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes. This provision will survive the termination of this Agreement.
(l)	Payment Instructions. Party A hereby agrees that, unless notified in writing by the Trust Administrator of other payment instructions, any and all amounts payable by Party A to Party B under this Agreement shall be paid to the account specified in paragraph 4 below.
(m)	Trustee Administrator Capacity. It is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wells Fargo Bank, N.A., not individually, but solely as the Trust Administrator on behalf of Fremont Home Loan Trust, Series 2006-D, in the exercise of the powers and authority conferred and vested in it under the Pooling and Servicing Agreement, (ii) each of the representations, undertakings and agreements herein made on the part of Fremont Home Loan Trust, Series 2006-D is made and intended not as personal representations, undertakings and agreements by Wells Fargo Bank, N.A. but is made and intended for the purpose of binding only Fremont Home Loan Trust, Series 2006-D, (iii) nothing herein contained shall be construed as creating any liability on the part of Wells Fargo Bank, N.A. individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (iv) under no circumstances shall Wells Fargo Bank, N.A. be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Party B under this Agreement or any other related documents.
(n)	Additional Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:
“Moody’s” means Moody’s Investors Service, Inc., or any successor.
“S&P” means Standard & Poor’s Ratings Services, or any successor.
“Fitch” means Fitch Ratings Ltd., or any successor.
“DBRS” means Dominion Bond Rating Service Limited, or any successor.
(o)	Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.
(p)	Payments by Party B upon Early Termination. Notwithstanding anything to the contrary in the ISDA Form Master Agreement, if an amount is calculated as being due in respect of any Early Termination Date under Section 6(e) from Party B to Party A, then such payment shall be due on the next subsequent Distribution Date (or if such Early Termination Date is the final Distribution Date, on such final Distribution Date), and on any subsequent Distribution Dates until paid in full.
(q)	Swap Administrator. The parties acknowledge that Wells Fargo Bank, N.A. has been appointed as “Swap Administrator” under the Swap Administration Agreement, dated as of November 3, 2006, among Wells Fargo Bank, N.A., not in its individual capacity but solely as the Trust Administrator for Fremont Home Loan Trust 2006-D, Mortgage Backed Certificates, Series 2006-D and HSBC Bank USA, National Association, as Trustee (the “Swap Administration Agreement”) to receive all Net Swap Payments (as defined in the Pooling and Servicing Agreement) to be made by Party A under this Agreement. Party A agrees that it will make Net Swap Payments to the Swap Administration Account (as defined in the Swap Administration Agreement) established by the Swap Administrator.
(r)	Change of Account. Section 2(b) of this Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof:-

“to another account in the same legal and tax jurisdiction as the original account”
(s)	Notice of Certain Events or Circumstances. Each party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other party notice of such event or condition (or, in lieu of giving notice of such event or condition in the case of an event or condition that with the giving of notice or passage of time or both would constitute an Event of Default or Termination Event with respect to the party, to cause such event or condition to cease to exist before becoming an Event of Default or Termination Event); provided that failure to provide notice of such event or condition pursuant to this Part 5(l) shall not constitute an Event of Default or a Termination Event.

4.	Account Details and Settlement Information:
Payments to Party A:

USD DBAG Payment Instructions:
Account with:	DB Trust Co. Americas, New York
Swift Code:	BKTRUS33
Favor of:	Deutsche Bank AG, New York
Account Number:	01 473 969
Payments to Party B:

Wells Fargo Bank, NA
ABA 121-000-248
Account Number:	3970771416
Account Name:	Corporate Trust Clearing
FFC:	50955502, Fremont 2006-D Swap Account
This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.
Very truly yours,
DEUTSCHE BANK AG, NEW YORK BRANCH

By:
Name:
Title:
Party B, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.
WELLS FARGO BANK, N.A., NOT INDIVIDUALLY, BUT SOLELY AS THE TRUST ADMINISTRATOR ON BEHALF OF FREMONT HOME LOAN TRUST, SERIES 2006-D

By:
Name:
Title:

SCHEDULE I
(all such dates subject to No Adjustment with respect to Fixed Rate Payer Period End Dates and adjustment in accordance with the Following Business Day Convention with respect to Floating Rate Payer Period End Dates)

From and including	To but excluding	Calculation Amount (USD)
Effective Date	January 25, 2007	6,152,202.57
January 25, 2007	February 25, 2007	6,082,543.08
February 25, 2007	March 25, 2007	6,002,280.47
March 25, 2007	April 25, 2007	5,911,597.08
April 25, 2007	May 25, 2007	5,810,736.66
May 25, 2007	June 25, 2007	5,700,002.91
June 25, 2007	July 25, 2007	5,579,747.24
July 25, 2007	August 25, 2007	5,450,463.76
August 25, 2007	September 25, 2007	5,312,858.78
September 25, 2007	October 25, 2007	5,167,811.88
October 25, 2007	November 25, 2007	5,020,150.30
November 25, 2007	December 25, 2007	4,876,620.60
December 25, 2007	January 25, 2008	4,737,106.04
January 25, 2008	February 25, 2008	4,601,469.03
February 25, 2008	March 25, 2008	4,469,534.84
March 25, 2008	April 25, 2008	4,341,148.76
April 25, 2008	May 25, 2008	4,216,290.17
May 25, 2008	June 25, 2008	4,093,876.22
June 25, 2008	July 25, 2008	3,972,078.72
July 25, 2008	August 25, 2008	3,849,627.24
August 25, 2008	September 25, 2008	3,665,456.41
September 25, 2008	October 25, 2008	2,694,662.29
October 25, 2008	November 25, 2008	1,261,910.79
November 25, 2008	December 25, 2008	1,223,049.17
December 25, 2008	January 25, 2009	1,185,940.31
January 25, 2009	February 25, 2009	1,151,745.65
February 25, 2009	March 25, 2009	1,123,422.42
March 25, 2009	April 25, 2009	1,095,823.07
April 25, 2009	May 25, 2009	1,068,928.13
May 25, 2009	June 25, 2009	1,042,718.69
June 25, 2009	July 25, 2009	1,017,025.87
July 25, 2009	August 25, 2009	991,446.75
August 25, 2009	September 25, 2009	963,150.68
September 25, 2009	October 25, 2009	909,160.21
October 25, 2009	November 25, 2009	779,307.29
November 25, 2009	December 25, 2009	761,898.34
December 25, 2009	January 25, 2010	744,877.06
January 25, 2010	February 25, 2010	728,234.77
February 25, 2010	March 25, 2010	711,963.00
March 25, 2010	April 25, 2010	696,053.48
April 25, 2010	May 25, 2010	680,498.13
May 25, 2010	June 25, 2010	665,289.03
June 25, 2010	July 25, 2010	650,418.45
July 25, 2010	August 25, 2010	635,878.84
August 25, 2010	September 25, 2010	621,662.82
September 25, 2010	October 25, 2010	607,763.17

From and including	To but excluding	Calculation Amount (USD)
October 25, 2010	November 25, 2010	594,172.82
November 25, 2010	December 25, 2010	580,884.89
December 25, 2010	January 25, 2011	567,892.64
January 25, 2011	February 25, 2011	555,189.47
February 25, 2011	March 25, 2011	542,768.94
March 25, 2011	April 25, 2011	530,624.75
April 25, 2011	May 25, 2011	518,750.75
May 25, 2011	June 25, 2011	507,140.92
June 25, 2011	July 25, 2011	495,789.38
July 25, 2011	August 25, 2011	484,690.38
August 25, 2011	September 25, 2011	473,585.08
September 25, 2011	October 25, 2011	460,713.35
October 25, 2011	November 25, 2011	447,649.68
November 25, 2011	December 25, 2011	437,691.06
December 25, 2011	January 25, 2012	427,951.52
January 25, 2012	February 25, 2012	418,426.29
February 25, 2012	March 25, 2012	409,110.66
March 25, 2012	April 25, 2012	400,000.07
April 25, 2012	May 25, 2012	391,090.04
May 25, 2012	June 25, 2012	382,376.17
June 25, 2012	July 25, 2012	373,854.19
July 25, 2012	August 25, 2012	365,519.90
August 25, 2012	September 25, 2012	357,369.19
September 25, 2012	October 25, 2012	349,398.05
October 25, 2012	Termination Date	341,602.56